LICENSE AGREEMENT

This Agreement ("Agreement") is entered into as of March 1, 2012, by and between AR Capital, LLC, a Delaware limited liability company with an address of 405 Park Avenue, New York, NY 10022 ("Licensor") on the one hand, and American Realty Capital Trust, Inc., a Maryland corporation with an address of 405 Park Avenue, New York, NY 10022 (“Licensee”) on the other hand. Each of Licensor and Licensee are a "Party" and collectively are the "Parties").

RECITALS

A. Licensor is the owner of the all right, title and interest in and to the trademark AMERICAN REALTY CAPTIAL, along with all applications and registrations therefore and all goodwill associated therewith (collectively, the “Licensed Mark”); and

B. Licensee desires to obtain the non-exclusive right and obligation to use the Licensed Mark in connection with the Licensed Services (defined below) in the Licensed Territory (defined below) pursuant to the provisions of this Agreement, and Licensor has agreed to grant Licensee a license on the terms and subject to the conditions set forth below.

AGREEMENT

In consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions:

1.1 Licensed Services. The "Licensed Services" are real estate investment, acquisition and operation services.

1.2 Licensed Territory. The term "Licensed Territory" is the United States and the United States territories.

1.3 Term. The "Term" of this Agreement will commence on March 1, 2012 and will continue until terminated in accordance with Article 5.

2. Grant of License:

2.1 License. Subject to Licensee's proper performance of its obligations under this Agreement, Licensor grants to Licensee a personal, non-transferable, royalty free, non-exclusive license to use the Licensed Mark solely in connection with the provision of Licensed Services in the Licensed Territory.

2.2 Sublicenses. Licensee may grant sublicenses consistent with this Agreement only to majority-owned and controlled subsidiaries of Licensee. Licensee may grant a sublicense of its rights hereunder to one or more sublicensees; provided, that the Licensee causes each sublicensee, by accepting such sublicense, to agree (i) to be bound by all the terms and restrictions contained herein; (ii) that no ownership rights in, or goodwill to, the Licensed Mark are conveyed in the sublicense; (iii) that any rights granted in the sublicense will be subordinate to and controlled by this License; and (iv) that in the event of a termination of this Agreement for any reason, the sublicense automatically terminates. Licensee is responsible for any noncompliance by a sublicensee. A sublicensee's breach of this Agreement or its sublicense will be deemed to be a breach by Licensee of this Agreement. Licensee will be able to cure any such breach by terminating the sublicense.

1

2.3 No Other Rights. Notwithstanding anything to the contrary contained herein, all rights not specifically granted in this Agreement to Licensee are reserved and will remain always with Licensor.

3. Quality Control:

3.1. Use of Licensed Mark.

(a) Licensee warrants and represents that it is thoroughly and intimately familiar with Licensor’s standards of quality for all goods and services that bear any trademarks, service marks, trade names, logos, or other designations of origin, and that it will render (and will ensure that any sublicensees will render) the Licensed Services under the Licensed Mark in strict accordance with those quality standards. Licensee will not use (and will ensure that no sublicensees use) the Licensed Mark in a manner that would be offensive to good taste or would injure the reputation of Licensor, the Licensed Mark, or the Licensed Services. Licensee will render (and will ensure that all sublicensees will render) the Licensed Services in a commercially responsible manner so as to protect and enhance the global prestige, image, and integrity represented by the Licensed Mark and will not use (and will ensure that no sublicense uses) the Licensed Mark in a manner that has or is reasonably likely to have a negative effect on the Licensed Mark.

(b) Licensor is aware of the quality of the Licensed Services that Licensee renders, and agrees that that level of quality is acceptable. Licensee warrants and represents that it will maintain (and that it will ensure that all sublicensees will maintain) such standards of quality throughout the Term of this Agreement.

3.2. Inspections. Licensor will have the right to review and inspect Licensee’s (and any sublicensee’s) materials, services and other work product delivered under the Licensed Mark or otherwise utilizing the Licensed Mark to ensure that the Licensed Services and any materials associated with the Licensed Mark are up to Licensor’s quality standards. If, in the sole judgment of Licensor, an inspection reveals deficiencies in quality of materials, services and other work product bearing the Licensed Mark or the rendering of Licensed Services, Licensee agrees to promptly rectify (or ensure prompt rectification of) all such deficiencies in quality to the satisfaction of Licensor.

3.3. Compliance with Laws. Licensee agrees to render (and to ensure that all sublicensees render) the Licensed Services in full compliance with all applicable laws and regulations and in compliance with any regulatory or governmental agency that has jurisdiction over such matters.

4. Property Rights:

4.1 Title. Title to the Licensed Mark will always remain with Licensor. Neither Licensee nor any sublicensee will acquire any rights or interest in the Licensed Mark except the rights granted thereto pursuant to this Agreement. Licensee's (and any sublicensee’s) use of the Licensed Mark will inure to Licensor's exclusive benefit.

4.2 Protection of Licensor's Rights. Licensee agrees that it will not, during the Term of this Agreement or at any time thereafter, (i) make application for, or aid or abet others to seek trademark registrations or recordings of trade names or company names with any government agencies or registries in any country throughout the world of any mark or design that consists of or includes the Licensed Mark, or variations or limitations thereof, alone or in combination with any other elements; (ii) contest Licensor’s exclusive rights to the Licensed Mark; (iii) challenge the validity or enforceability of the Licensed Mark (or abet others to do so); or (iv) attack the validity of this Agreement or any of its terms or conditions.

5. Termination:

5.1 Termination by Licensor. Licensor may terminate this Agreement upon (1) 30 days written notice to Licensee if Licensee fails to cure a material breach of this Agreement, including a breach of Section 3, within 30 days of receipt of notice from Licensor; or (2) upon written notice effective immediately if both Nicholas S. Schorsch and William M. Kahane cease to be members of Licensee’s board of directors.

5.2 Cessation of Use. Upon expiration or termination of this Agreement, Licensee’s right (and any sublicensee’s right) to use the Licensed Mark will automatically revert to Licensor, and Licensee (and any sublicensee) will thereafter immediately cease and refrain from exploiting or exercising any of the rights granted Licensee herein.

6. General Provisions:

6.1 Governing Law and Venue. This Agreement will be interpreted and enforced under the laws of the State of New York, without application of its conflicts or choice of law rules. Both Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for any action or proceeding regarding this Agreement, and both parties waive any objection to the personal jurisdiction or venue of the courts in New York, New York.

6.2 Assignment. Licensee will have no right to assign, delegate, transfer, or otherwise encumber this Agreement or any portion thereof without Licensor's prior written consent, which can be withheld or granted in Licensor’s sole discretion. Any purported assignment in violation of this Section 6.2 will be null and void. Licensor may assign this Agreement to any party acquiring ownership of the Licensed Mark.

6.3 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile which shall be deemed originals.

6.4 Waiver. The failure of either Party to enforce any of its rights hereunder or at law will not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other Party, unless such waiver is in writing and signed by the Party to be charged.

6.5 Construction. The Parties have participated jointly in the drafting of this Agreement, and each Party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.6 Waiver of Legal Conflicts. Each of the Parties acknowledges and agrees that, at their request, Proskauer Rose LLP acted as counsel to all such parties in connection with this Agreement. Accordingly, each of the Parties agrees to, and does, waive any conflict of interest which may be deemed to arise as the result of such representation and agrees not to seek to disqualify or otherwise prevent Proskauer Rose LLP from representing the other parties hereto (or any other clients of Proskauer Rose LLP) in any matters by reason of its work on, or representation of, such party in connection with this Agreement or its possession of confidential information relating to such party. Proskauer Rose LLP shall be entitled to rely upon this Section 6.6 as a third party beneficiary hereof.

6.7 Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, will nevertheless continue in full force and effect.

6.8 Further Assurances. Both Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

6.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written. This Agreement may be modified or amended only by a writing signed by both Licensor and Licensee.

6.10 Captions. The captions of the Articles and Sections in this Agreement are for convenience only and may not be used to interpret the provisions of this Agreement.

6.11 Survival. Articles 4 and 6 will survive the expiration or termination of this Agreement.

*****

IN WITNESS WHEREOF, the Parties have, through their duly authorized representatives, executed this Agreement on the date first written above.

AR CAPITAL LLC	AMERICAN REALTY CAPITAL TRUST, INC.

By: /s/ Nicholas S. Schorsch	By: /s/ William M. Kahane
Printed name: Nicholas S. Schorsch	Printed name: William M. Kahane
Title: Manager	Title: President and Chief Executive Officer